Exhibit 99.1

Électricité de France International, SA

December 2, 2008

The Board of Directors of

Constellation Energy Group, Inc.

c/o Mayo A. Shattuck III

Chairman and Chief Executive Officer

750 E. Pratt Street

Baltimore, MD 21202

Dear Ladies and Gentlemen,

Électricité de France International, SA (“EDFI”), a wholly owned subsidiary of EDF, has long admired and been a committed partner of Constellation Energy Group, Inc. (“Constellation” or the “Company”). Your hard work and dedication are the reason that EDFI is currently the largest stockholder of Constellation. Despite recent setbacks, we believe that Constellation is a fundamentally strong company with a bright future. In particular, we have a strong interest in the growing profile of nuclear energy in the United States and the important role that Constellation is poised to play. We believe the Company today and its future opportunities are significantly undervalued in the proposed acquisition by MidAmerican Energy Holdings Company (“MidAmerican”). We are not alone in this belief—stockholders, ratepayers, regulatory authorities, legislators and analysts have all been outspoken in their view that the MidAmerican transaction was accepted under extraordinary circumstances and is contrary to the best interests of the Company and its constituents. We strongly believe that Constellation’s stockholders deserve a transaction that appropriately values Constellation and delivers that value to all of Constellation’s stockholders. For these reasons, EDFI is pleased to submit the proposal described in this letter which is clearly superior to the MidAmerican transaction.

As more fully described below, subject to the terms and conditions of this letter, our proposal provides for:

•	EDFI’s purchase of a 50% ownership interest in the nuclear generation and operation business of Constellation for a purchase price of $4.5 billion;

•	An up-front $1 billion cash investment in Constellation in the form of a nonconvertible cumulative preferred stock; and

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

•	An asset put option pursuant to which Constellation could, at its option, sell to EDFI non-nuclear generation assets having an aggregate value of up to $2 billion.

Our proposal places a value of $4.5 billion on 50% of the Company’s nuclear business alone, which we believe to be an attractive valuation when compared to the range of values supported by publicly available information, whether the valuation is based on sum-of-the-parts, discounted cash flow or EBITDA trading multiples analyses. Such value represents an implied price of around $52 per share of Constellation common stock. In contrast, MidAmerican’s proposal places a value of approximately $4.7 billion on the entire Company, a valuation that is merely $200 million higher than our proposal for only 50% of the Company’s nuclear business and does not adequately reflect the Company’s financial results and projections, even when taking into account the recent turmoil in financial markets. The implied value per share represented by EDFI’s proposal constitutes a 96% premium over the $26.50 per share price proposed to be paid in the MidAmerican transaction. We have provided the support for our determination of the implied value of EDFl’s proposal in Annex A. We believe our analyses provide strong support for Constellation’s Board and stockholders to conclude that our proposal constitutes a superior value proposition.

Our proposal is a compelling opportunity for Constellation stockholders and a concrete, viable and superior alternative to the MidAmerican offer. We believe that the Company’s Board should determine that our proposal to acquire a 50% ownership interest in the Company’s nuclear generation and operation business, together with our proposed put arrangement, constitutes, or is reasonably likely to result in, a Superior Proposal under the MidAmerican merger agreement. Even if the Company’s Board of Directors would not make this determination, we believe that the terms of our proposal provide the basis necessary for the Board to change its recommendation of the MidAmerican transaction consistent with its duties to the Company and its stockholders. Our proposal:

•

As already noted, represents the equivalent of an offer of around $52 per share of Constellation common stock, a financial premium of approximately 96% above the MidAmerican proposal (and a demonstrably strong price for 50% of Constellation’s nuclear generation and operation business);

•

Provides Constellation with significantly more liquidity than is necessary to permit the Company to remain a publicly traded standalone company in which Constellation stockholders can realize the full value of their investment and participate in the future growth of the Company, as well as offsets incremental costs associated with termination of the MidAmerican transaction;

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

•	Leverages the expertise of EDF Group, a global leader in the nuclear energy industry, and provides a path for the growth of the existing UniStar partnership between EDFI and Constellation;

•	Reflects EDF Group’s long-term industrial and financial commitment to the development of new nuclear generation which contrasts sharply with the MidAmerican profile; and

•

Eliminates much of the conditionality that would accompany an offer to acquire control of Constellation both in terms of regulatory risk and the risk that the Company would face in refinancing its existing credit arrangements upon a change of control.

Our worldwide experience in the nuclear industry will permit us to meet the regulatory requirements that apply to our proposal in an expeditious manner. Further, due to our familiarity with Constellation’s nuclear assets and our general experience in the nuclear industry, we do not require any due diligence investigation prior to entering into a transaction with the Company or any rights to post-closing indemnification, which would be customary for a purchaser in a transaction of this nature. However, we will require your cooperation and access to the Company’s non-public contracts that bear on the optimal manner in which EDFI and Constellation should structure and document the proposed joint venture. Accordingly, our proposal is in immediately executable form subject to termination of the MidAmerican transaction and confirmation by Constellation and EDFI of the final transaction terms and optimal structure. Our proposal has been approved by the Board of Directors of EDFI and has received all other corporate approvals. This transaction would not require the approval of Constellation’s stockholders. Below you will find a more detailed summary of our proposal.

Proposed Joint Venture

The transaction would be structured as a 50/50 nuclear generation and operation business joint venture between Constellation and EDFI (which, for purposes of this proposal, shall include any wholly owned subsidiary of EDFI that may be the actual transaction party). Subject to confirmation by the Company of the most efficient transaction mechanics, including from a tax perspective, we would expect that EDFI would pay the Company $4.5 billion in cash (less the $1 billion previously paid to the Company pursuant to the EDFI preferred stock investment, as described in more detail below) for a 50% ownership interest in Constellation Energy Nuclear Group, LLC (“CENG”) (which we assume continues to hold 100% of the interests owned by the Company in Calvert Cliffs’ Units 1 and 2, Nine Mile Point Units 1 and 2 and Ginna and the operators thereof). In the event any portion of Constellation’s nuclear business or operations is not held or conducted directly or indirectly through CENG, we would expect to acquire a 50%

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

interest in any other Constellation entity that holds or operates any such portion of the Company’s nuclear business or operations. To the extent the unit contingent power purchase agreements entered into by the Company in connection with the acquisition of Nine Mile Point Units 1 and 2 and Ginna are housed outside of CENG, EDFI would acquire its indirect 50% interest in such units subject to the terms and conditions of such power purchase agreements. In such event, we would expect that the power purchase agreements would be assigned to CENG or another entity in the nuclear joint venture such that they would become an obligation of the joint venture or its subsidiaries and not of Constellation alone. Also, given that CENG currently holds Constellation’s 50% ownership interest in UniStar, the Company would be entitled to transfer such ownership interest to an entity outside CENG, so as to maintain its 50% ownership interest.

Attached hereto as Exhibit 1 is a master put option and membership interest purchase agreement (the “Transaction Agreement”). As you will note, the acquisition of a 50% ownership interest in CENG would be on a cash-free and debt-free basis. Our obligation to acquire our 50% interest would be subject only to customary conditions, including the receipt of required regulatory approvals and other conditions similar to those contained in the MidAmerican merger agreement. The transaction is not subject to a financing condition; rather, we will commit to have sufficient funds available through corporate funds and credit facilities to finance the transaction, including the proposed liquidity arrangement. Also attached as Exhibit 2 hereto is an Operating Agreement for the nuclear joint venture, which is modeled off of the existing UniStar operating agreement (which would remain in place). We believe the operating agreement is fair, complete and in executable form, but we would be willing to discuss its terms with you, when we are invited to do so. With your cooperation, we are prepared to finalize in only a few days the joint venture structure and terms and execute definitive agreements.

As you and your stockholders are aware, EDF Group is one of the leading nuclear generating companies in the world. UniStar is an important growth driver for the Company, and our proposal allows Constellation’s stockholders to realize the extraordinary value inherent in the UniStar opportunities. Moreover, should this proposed transaction be completed, the combination of EDFI’s first-class experience at operations and scale in sourcing material and services in the nuclear sector and the Company’s very strong experience in nuclear operations and operating record could improve the underlying cost structure of CENG, and deliver even more value to the Company. This added value to the Company and its stockholders of the potential synergies has been estimated in excess of $100 million per annum in Annex A.

Joint Venture Regulatory Approvals and Governance Matters

We believe that the regulatory approvals needed to consummate the nuclear joint venture transaction include approvals of the Federal Energy Regulatory Commission (“FERC”), the Nuclear Regulatory Commission (“NRC”), the Committee on Foreign Investment in the United States (“CFIUS”) and the New York Public Service Commission and the expiration or

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Approval of the Maryland Public Service Commission is not required, although we plan to work closely with Maryland regulators to keep them informed. We do not expect the nuclear joint venture regulatory approvals process to raise any issues which we have not addressed in our proposal.

Through our UniStar joint venture with Constellation, we have gained significant experience in the U.S. nuclear sector and believe this positions us well to address nuclear regulatory issues. We are committed to mitigating issues with respect to foreign ownership so that such approvals can be obtained as quickly as possible. Accordingly, we are employing a structure in which EDFI would own not more than 50% of the ownership interest in Constellation’s nuclear business, together with other governance provisions that have been used in prior transactions involving foreign persons that have received NRC and CFIUS approval. The governance provisions are based on the term sheet that EDFI and the Company largely agreed on this past summer prior to your entering into the MidAmerican transaction and, accordingly, should be familiar to you.

Attached as Annex B to this letter are the details of our proposed governance structure (as reflected in the form of Operating Agreement) and, as Annex C, an outline of the NRC, FERC and other nuclear joint venture regulatory approval requirements and an explanation of how our proposed transaction both meets and exceeds those requirements. We are highly confident that we can obtain all such approvals within six to nine months.

In addition, from the period between signing of the definitive Transaction Agreement through closing of the nuclear joint venture, Constellation would grant EDFI the right to have an “observer” at the Constellation Energy Group Board of Directors, who will have the right to attend all board meetings of the Constellation Board (and committees thereof) and receive copies of communications sent to the Constellation Board (and committees thereof). From and after the closing of the purchase of the 50% interest in the nuclear business and operations, EDFI would have the right to appoint a member to Constellation’s Board of Directors. With respect to each of the observer and the director appointed by EDFI, we would of course agree to appropriate restrictions to address conflict of interest situations (identical to the provisions agreed to by MidAmerican), to ensure that such persons are appropriately screened from restricted national security data, and such other restrictions reasonably requested by regulatory agencies in connection with their review and approval of the transaction. We will also ask for a monthly reporting for the trading activities.

Finally, in connection with the signing of the Transaction Agreement, Constellation and EDFI shall enter into an amendment to the existing Investor Agreement and other necessary documentation to eliminate, subject to the receipt of required regulatory approvals, any prohibition on EDFI’s disposition or acquisition of additional shares of common stock of

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

Constellation and to lift the voting restrictions in Section 3.2 of the Investor Agreement in case of a public offer for Constellation, a capital increase or other extraordinary transaction involving Constellation. This amendment would also document the director appointment right discussed above.

Addressing Liquidity Needs

EDFI proposes to invest in, or make available to, Constellation an amount sufficient to address both Constellation’s interim liquidity needs as we have determined them based on publicly available information and costs arising with the termination of the MidAmerican merger agreement. We expect that such liquidity arrangement would have several components.

Upon termination of the MidAmerican transaction, we will invest in $1 billion of Constellation nonconvertible cumulative preferred stock (the “Series B Preferred”). The amount of any investment by EDFI in Series B Preferred would be credited against the purchase price for the 50% ownership interest in CENG, such that, at the closing of the joint venture transaction, EDFI would surrender the Series B Preferred to Constellation as payment for $1 billion of the $4.5 billion purchase price. The Series B Preferred would also be subject to mandatory redemption by the Company upon termination of the Transaction Agreement. The issuance of the Series B Preferred should not require any vote of Constellation’s stockholders. The form of articles supplementary creating the Series B Preferred, a preferred stock purchase agreement and an investor rights agreement are attached to this letter as Annex D. We have modeled these documents on the MidAmerican Series A Preferred Stock documents, and have included redlines showing our revisions thereto.

As part of the Transaction Agreement, we would also agree to a put arrangement, granting Constellation the option to put selected non-nuclear power generation assets, with an aggregate value of up to $2 billion, to EDFI, exercisable partly or fully at any time between signing and closing of our proposed nuclear joint venture transaction. Exercise of a put option would be conditioned upon receipt of FERC, HSR and any state public service commission approvals, the receipt of required third-party consents and the absence of any material liens on the assets to be transferred pursuant to the put. We would apply for such approvals and consents, on a conditional basis, shortly following execution of the Transaction Agreement, so that exercise of the put option would be available to the Company on a timely basis. We would expect that all such approvals could be obtained within ninety days of application therefor. The put option is included in the Transaction Agreement and a list of the generation assets subject to the put, and the price at which Constellation would be entitled to sell them to EDFI, is included as Annex E hereto.

With this package of liquidity arrangements in place upon termination of the MidAmerican merger agreement, Constellation would have sufficient funds from the proceeds of the issuance of the Series B Preferred to pay the $175 million termination fee, if due to MidAmerican, and any costs related to the MidAmerican preferred stock. In addition, the liquidity provided by the $1 billion of Series B Preferred, the additional $3.5 billion from the

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

acquisition of 50% of the nuclear business and the $2 billion non-nuclear plant put option, in combination with the Company’s current liquidity improvement plan of various asset and trading book sales and drawing down its commodities trading book, will more than cover all liquidity needs of the Company, including redemption of the costly MidAmerican 14% senior note upon closing of any put transaction, and all potential bank financings that might come due as a result of the consummation of our nuclear joint venture transaction.

Our proposed commitments on liquidity are substantially stronger than those made by MidAmerican. Our analysis, based on publicly available information, of the Company’s liquidity position after taking into account the liquidity we propose to provide is attached hereto as Annex F. Such analysis should assure the Company’s Board of Directors and its stockholders of the adequacy of the Company’s liquidity position in connection with our proposed transaction and of the strong credit profile and rating that would result from completion of the transaction.

About EDFI and the EDF Group

The EDF Group, one of the leaders in the energy market in Europe, is an integrated energy company active in all businesses: production, transport, distribution, energy selling and trading. The Group is the leading electricity producer in Europe. Our nuclear production capacity, the largest in the world, consists of 58 power plants on 19 sites. In France, the Group has mainly nuclear and hydroelectric power plants where 95% of the electricity output involves no CO2 emissions. EDF’s transport and distribution subsidiaries operate 1,246,000 km of low and medium-voltage overhead and underground electricity lines and around 100,000 km of high and very high-voltage networks. The Group is involved in supplying energy and services to more than 38 million customers around the world, including more than 28 million in France. The Group generated consolidated sales of €59.6 billion, or $76.3 billion, in 2007, of which 44% originated in Europe excluding France. EDF is listed on the NYSE-Euronext Paris stock exchange as one of the largest market cap companies.

Next Steps

As you know, it was necessary to communicate our proposal to you by letter because of the provisions of the Company’s merger agreement with MidAmerican. We believe that the Constellation Board should determine that our proposal to acquire a 50% ownership interest in CENG, together with our proposed put arrangement, constitutes, or is reasonably likely to result in, a Superior Proposal under the MidAmerican merger agreement. Even if the Company’s Board of Directors would not make this determination, we believe that the terms of our proposal provide the basis necessary for the Board to change its recommendation of the MidAmerican transaction consistent with its duties to the Company and its stockholders. In either event, we propose to present the proposal outlined in this letter to the Constellation Board of Directors and answer any questions you and your representatives may have.

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

In addition, although EDFI reserves all rights to challenge such provisions and we do not believe, in any event, they are applicable to our proposal, please consider this letter a request for a waiver and release from the “standstill” provisions contained in the Investor Agreement between EDFI and Constellation. Please confirm to us that such provisions have been waived. We respectfully request that you provide this confirmation as soon as possible, so that we may promptly commence discussions. Further, in light of our presentation of this proposal to the Board, please consider this letter a request for a waiver of the voting restrictions in Section 3.2 of such agreement.

Notwithstanding the onerous limitations and informational disadvantage imposed on us by the terms of the MidAmerican transaction, we are confident that, after you have considered our proposal, you will agree that its terms are demonstrably superior to those of the MidAmerican transaction. We also think you will agree that, as our proposal both provides Constellation’s stockholders an opportunity to realize the value of their investment in the Company as well as creates an opportunity for Constellation to play an important role, together with EDFI, in the development of nuclear generation in Maryland and beyond, ours is a transaction that will have the broad support of the community and regulators.

We have gone to great lengths to provide you with executable documentation based on the limited information that is available to us. However, as you would expect, there will be no legally binding contract or agreement between us regarding the proposed transaction unless and until a definitive transaction agreement is executed.

The Board of Directors of

Constellation Energy Group, Inc.

December 2, 2008

We, together with our financial and legal advisors, are prepared to move forward immediately with our proposal and to devote our full efforts and resources to pursue this transaction on an expedited basis. If you, your management, or your advisors have any questions or responses to this proposal, please either contact me at + 33 (0) 1 40 42 31 25, or our financial advisor, Paul Dabbar, Managing Director, J.P. Morgan, at + 1 212.622.2287. We look forward to hearing from you.

Sincerely,

Électricité de France International, SA

By:
Name:	Daniel Camus
Title:	Chairman

CC:	Mike Wallace

Roger Wood

Annexes

Exhibits

Annex A

Implied Constellation common stock valuation

Based on publicly available information, EDFI and its advisors have calculated the implied value of EDFI’s offer to the Company’s stockholders. Based on the calculation presented below, EDFI’s offer represents the equivalent of an offer of $52 per share of Constellation common stock.

The implied valuation of the Constellation common stock is based on a sum-of-the-parts valuation of Constellation’s individual business segments and calculates an implied value per Constellation common stock taking into account adjustments for the EDFI transaction. A separate, intrinsic valuation analysis of Constellation’s business segments using independent projections for the generation assets and projections for BGE that reflect the current rate environment resulted in a valuation range of $45 to $60 per share and confirmed the sum-of-the-parts valuation approach.

Valuation of Constellation’s business segments	$ billions
Valuation of non-nuclear generation assets • 6,595 MW of non-nuclear power generation assets • Based on individual $/kw multiples applied to the net owned MW capacity of each of Constellation’s non-nuclear power generation assets • Implied average multiple of $862/kw, adjusted for pro rata share of negative hedge value[1]	5.7

Valuation of 50% of existing nuclear generation assets • 3,869 MW nuclear power generation assets • Based on individual $/kw multiples applied to the net owned MW capacity of Calvert Cliffs, Nine Mile Point and Ginna Station • Implied average multiple of $2,234/kw, adjusted for pro rata share of negative hedge value[1]	4.3

Valuation of BGE • Based on 7.0 times estimated 2009E EBITDA of $593 million, based on equity research • EBITDA estimate based on equity research estimate • Multiple selected based on current trading levels of comparable transmission and distribution companies	4.2

Valuation of Global Commodities and Customer Supply • Net derivative position disclosed in Constellation’s Q3 2008 investor presentation • Assumes no additional value from ongoing business	0.3

Valuation of 50% interest in Unistar JV • Based on equity research estimate	0.3
Corporate overhead • Based on 8.0 times estimated, additional corporate costs of $15 million based on equity research estimate	(0.1)
Total firm value before net debt and transaction adjustments (A)	14.7
Net debt deduction from firm value (before transaction adjustments) • $6.7 billion of net debt at September 30, 2008 reported by Constellation (including $1 billion MidAmerican senior note) • $0.2 billion of non-MidAmerican preferred stock and minority interests	(6.9)
MidAmerican transaction termination related adjustments • Payment of $175 million MidAmerican termination fee • Payment of $420 million to MidAmerican for shares in excess of 10%, for which it may not have received regulatory approvals by the time the MidAmerican merger agreement is terminated	(0.6)
EDFI transaction related adjustments • Receipt of $4.5 billion of gross sale proceeds from EDFI • Net proceeds of $3.2 billion, assuming a capital gains tax rate of 38.5% and an estimated tax basis of 25% of the sale value	3.2
Total net debt and transaction adjustments (B)	(4.3)
Implied total equity value (C) = (A) — (B)	10.4
Implied value per Constellation common stock ($/share) • Assumes 180 million diluted shares outstanding plus 19.9 million shares issued to MidAmerican upon conversion of the preferred stock	$52
Implied value per Constellation common stock incl. potential synergies • Assumes estimated $100 million per annum of potential nuclear JV synergies, capitalized at 6 times, shared equally between the partners	$55

[1]

Consistent with to slightly conservative when compared to trading multiples for generation dominated companies that are investment grade rated and not going through liquidity-related or other extraordinary events.

Annex B

GOVERNANCE TERM SHEET

Outlined below is a summary of the proposed terms of an investment in 50% of Constellation’s nuclear operations by Électricité de France International, S.A., through its wholly-owned subsidiary EDF Development Inc. (“EDFD”). This outline is for discussion purposes only and is not intended to be and does not constitute a legally binding document, with no legally binding obligations created unless and until definitive documents are executed by the parties.

Transaction Description	Électricité de France International, S.A., through its wholly-owned subsidiary EDF Development Inc. (“EDFD”)[1] shall acquire 50% the interests in Constellation Energy Nuclear Group, LLC (the “Company”) from Constellation Energy Group Inc. (“Constellation”).

Governance	EDFD and Constellation will enter into a Limited Liability Company Operating Agreement for the Company that will reflect the terms described herein.

Board of Directors

•     The Company will be governed by a board of directors that, subject to the consent/veto rights below, will be empowered to take any and all actions necessary to run the Company, excluding only (i) those actions reserved to members pursuant to applicable law and (ii) certain defined safety and security matters that must be referred to, and decided by, the Special Security Committee. The board of directors of the Company will appoint the CEO of the Company.

[1]	Subject to tax analysis, another EDFI subsidiary may be utilized instead.

1

Board Designees

•     Initial board size: 10 (including the Chairman), with 5 directors to be designated by EDFD and 5 directors to be designated by Constellation. At least 2 of the directors designated by each member must be independent (i.e. not an officer, employee or director of EDFD or Constellation). All of the Constellation appointed board members will be U.S. citizens, and at least one of EDFD’s independent directors will be a U.S. citizen. A quorum is a majority of the board (at least 6 directors) and will require at least one of the non-independent appointees of each member. The affirmative vote of a majority of a quorum shall constitute the act of the Board.[2]

•     The Chairman of the board of directors of the Company will be a U.S. citizen (not dual national) and will qualify as an independent director (i.e., not an officer, employee or director of EDFD or Constellation). The Chairman will have authority and duties customary for a non-executive Chairman and will be designated by Constellation and EDFD on an alternating annual basis from among their independent director designees. Constellation will appoint the first Chairman. The Chairman will not have a casting vote on tie votes.

Removal & Vacancies	Directors may be removed by written request of the designating member. Any vacancy (other than as a result of a reduction of designee entitlements) shall be filled by the member who designated the director whose departure or removal created such vacancy.

Non-NRC Committee Participation	Constellation and EDFD will have equal representation of their appointed directors on each board committee other than the Special Security Committee (the composition of which is specifically described below).

Special Security Committee[3]

•     In order to comply with the foreign ownership rules of the NRC, a Special Security Committee of the Company’s board of directors will be organized to address safety and security issues, as defined more fully below. This committee will be composed of two directors appointed by Constellation from among its appointed directors to the Company’s board of directors, two directors appointed by EDFD from among its appointed directors to the Company’s board of directors and a chairman appointed by Constellation from among its appointed directors. At least one of the two directors appointed by EDFD to the Special Security Committee will be a U.S. citizen (not

[2]

For purposes of clarity, a quorum would exist if 6 or more directors were in attendance, including at least one non-independent director appointed by EDFD and one non-independent director appointed by Constellation. If 6 or 7 directors were in attendance, a matter would be approved by a vote of 4 or more; if 8 or 9 directors were in attendance, a matter would be approved by a vote of 5 or more; and if 10 directors were in attendance, a matter would be approved by a vote of 6 or more.

[3]

Note to Draft: The parties will also agree that the governance structure will be amended to reflect any additional requirements that the NRC may have as a condition to granting its approval of the transaction.

2

dual national) and will qualify as an independent director (i.e., not an officer, employee or director of EDFD). At least one of the two directors appointed by Constellation to the Special Security Committee will qualify as an independent director (i.e., not an officer, employee or director of Constellation). A quorum will require the presence of both EDFD-appointed directors and both Constellation-appointed directors (not including the Chairman). A matter will be approved by the vote of the majority of a quorum. The chairman of the Special Security Committee shall vote only if there is a deadlock in the Special Security Committee among the other four members of the committee at which point a decision may be taken in respect of a matter if three out of five directors (including the Chairman) vote in favor of it.

•     The Special Security Committee will have responsibility for addressing the nuclear and other security issues set forth below:

•        Implementation or compliance with any mandatory provisions contained in an NRC generic letter, bulletin order, confirmatory order, or similar mandatory requirement issued by NRC;

•        Prevention or mitigation of any nuclear event or incident or the unauthorized release of radioactive material;

•        Placement of a plant in safe condition following any nuclear event or incident;

•        Compliance with the mandatory provisions of the Atomic Energy Act, and/or the Energy Organization Act and/or any NRC rule;

•        Compliance with mandatory provisions of a specific license issued by the NRC and its technical staff;

•        Assurance of compliance with mandatory provisions of a specific Final Safety Analysis Report or other licensing basis document for each reactor;

•        Issues related to foreign ownership or control raised by the NAC (defined below);

•        Appointments to the NAC;

•        Compliance with export control requirements;

•        All issues relating to security of critical transmission infrastructures; and

•        Compliance with any other mandatory safety and security commitments applicable to the Company.

Although defined safety and security issues will be decided by the Special Security Committee, the following nuclear-related issues (the “Board-Level Nuclear Issues”) will be decided by the full board of the Company and will constitute a “Special Matter” (discussed below):

•        The decision as to whether or not to stop operations and/or close a nuclear facility and begin its decommissioning;

3

•        The decision to seek re-licensing of a nuclear facility;

•        The authorization and determination of the financing and budget, including investment, related to each nuclear facility, except that the board shall not make financing, budgeting or budget decisions that are inconsistent with NRC requirements;

•        The decision to buy, sell, lease, or otherwise dispose of its interest in a nuclear facility; or

•        The taking of any action that is ordered by the NRC or any other agency or court of competent jurisdiction with respect to a licensed nuclear facility.

Existing Nuclear Plant Subsidiaries	The board of directors of each subsidiary of the Company that is an NRC licensee will be composed of five directors; two of which are to be appointed by EDFD and two by Constellation, and the fifth will be the CEO of the subsidiary, which will be appointed by the board of directors of the Company and will act as Chairman of the board. The removal and replacement of a director appointed by EDFD or Constellation shall be made only by the party entitled to appoint such director. The members of these boards appointed by Constellation, the CEO and the Chief Nuclear Officer of the subsidiary will be U.S. citizens. A quorum will require the presence of both Constellation-appointed directors and both EDFD- appointed directors. A matter will be approved by the vote of a majority of the quorum. The CEO of the subsidiary will vote only on nuclear security or safety issues brought to the board of such subsidiary, and then only if there is a deadlock, at which time a decision may be taken in respect of a matter if three out of five directors (including the CEO of the subsidiary) vote in favor.

Nuclear Advisory Committee (“NAC“)

The NAC, composed of U.S. citizens who are not officers, directors, or other employees of the Company, EDFD or Constellation, will report to the Special Security Committee and provide transparency to the NRC regarding foreign ownership and control of nuclear operations. The NAC will have the authority to report on these matters directly to the NRC, Department of Energy or other appropriate governmental authorities. Current members of the UniStar Advisory Board/NAC will be asked to provide the same function for the Company. Replacement members to this committee will be appointed by the Special Security Committee. Each member of the NAC will be a member of the NAC for a term of 2 years at the end of which they must be reappointed by the Special Security Committee or replaced. The NAC will inform the NRC of the removal or resignation of any member of the NAC and of the person selected to replace such member. At least once a year, the NAC will prepare a report to the Special Security Committee as to whether additional measures should be taken to ensure that:

•        The Company is in compliance with US laws and regulations regarding foreign domination or control of nuclear operations; and

4

• A decision of a foreign government could not adversely affect or interfere with the reliable and safe operations of any nuclear assets of the Company.

The Board’s Access to NAC

The board of directors of the Company and the Special Security Committee will have direct access to the NAC regarding issues pertaining to foreign ownership and control of the Company.

The Company will establish and enforce policies to assure its compliance with mandatory provisions of U.S. laws and regulations regarding:

•        Nuclear Security plans, including physical security and cyber security;

•        Screening of nuclear personnel;

•        Protection of critical nuclear infrastructure; and

•        U.S Export regulations.

Security Officer	To assist in compliance with nuclear safety matters and critical infrastructure protection, the Board of Directors shall appoint a Security Officer, who shall be a U.S. citizen (not a dual national) and who shall not be an officer, director or other employee of EDFD or Constellation. The Security Officer shall be responsible for certifying compliance with the safety or security commitments in any agreement(s) to which the Company is a party executed in connection with NRC or CFIUS approval of the proposed nuclear transaction (if such certification is required by such agreement(s)), development of Company security policies and practices (if required by such agreement(s)), providing reports to any U.S. government agency (if required by such agreement(s)), and maintaining awareness of changes to corporate structure and operations that would affect implementation of such agreements.

Chief Nuclear Officer	The Chief Nuclear Officer of the Company will be a U.S. citizen (not a dual national). The Chief Nuclear Officer will be responsible for operation of the NRC-licensed facilities of the Company and its subsidiaries. The Chief Nuclear Officer will report directly to the Chairman of the Board of Directors.

Consent/Veto Rights

Except as otherwise described below or as otherwise required by NRC regulations or orders, taking any of the following actions (“Special Matters”) at the Company or any significant subsidiary shall require approval of all of the directors then in office:

•        The timing of the presentation and adoption of each annual budget, three-year budget and strategic plan;

•        Any increase in the cost of a material element identified in the

5

annual budget that individually or in the aggregate amounts to a material increase in the cost of such element in the annual budget plan, or any increase in costs incurred in accordance with the annual budget that together with other increases in costs amounts to a material increase in the aggregate costs under the annual budget;

•     The entry into of any contract exceeding $50 million in total potential liability or risk to the Company over the term of the contract, other than in the ordinary course of business, consistent with past practices;

•     The entry into of any contract between the Company and either Member or any of such Member’s affiliates exceeding $10 million in total potential liability or risk to the Company over the term of the contract;

•     The making of any distribution by the Company (other than cash distributions in respect of Members’ tax liabilities);

•     Any change to the organization, governance or management of any subsidiary of the Company (which organization, governance and management shall be substantially equivalent to the Company), and any commitments to provide capital or credit support to a subsidiary;

•     The issuance of any equity or the admission of any new Member to the Company;

•     Any incurrence of indebtedness, individually or in a series of related transactions that have not been expressly approved as a Special Matter, in excess of $50 million, or the granting of any guaranty or lien, mortgage or pledge over all or substantially all of the assets of the Company and its subsidiaries;

•     Initiating or making any settlement or compromise of a claim in excess of $10 million in connection with a dispute (whether or not involving litigation) involving a third-party, or any dispute with a governmental authority, except for decisions made by the Special Security Committee in connection with discharging its responsibilities under the Agreement;

•     Staffing of key executive officer positions of the Company and its subsidiaries, including key executive positions at any NRC-licensed subsidiary and including the Security Officer and Chief Nuclear Officer;

•     A grant of authority to the Chairman, CEO or other officers of the Company or any of its subsidiaries that would materially alter the authority granted to such officer under this Agreement other than delegations of authority in the ordinary course of business;

•     Any reorganization, dissolution, liquidation, winding up or bankruptcy of the Company or any subsidiary of the Company, or any vote by the Company relating to its ownership interest in any subsidiary;

6

•     Any decision by the Company to finance a project on a basis other than through project financing;

•     Any decision requiring the Members to make any additional capital contributions;

•     Amending in any material respect the charter, bylaws or other organizational documents of any Company subsidiary;

•     Any decision by the Company to enter into a new line of business;

•     Changes in material accounting policies, other than as required by GAAP;

•     The engagement or discharge of independent auditors;

•     Any decision by the Company to enter into any material acquisition, divestiture, joint venture or partnership;

•     Any decision by the Company to enter into a change of control transaction or to effect an initial public offering of the Company;

•     Any recapitalization, reclassification or similar event by the Company;

•     Any loans or advances provided to the Company by a Member;

•     The Board-Level Nuclear Issues; and

•     Entering into an agreement or arrangement to do any of the above.

Board Observer and Director at Constellation

•     From the period between signing of definitive transaction documents through closing of the nuclear joint venture, Constellation will grant EDFD the right to appoint an observer at the Board of Directors. The Board Observer will have the right to attend all board meetings of the Constellation Board (and committees thereof), to receive copies of communications sent to the Constellation Board (and committees thereof) and to request access to information of the type that directors may request.

•     From and after the closing of the transaction, EDFD will have the right to appoint a member to Constellation’s Board of Directors.

•     From and after the acquisition of the Series B preferred stock, Constellation will provide EDFD with monthly reports on its trading activities and compliance with its internal policies relating to its trading activities.

•     With respect to each of the Board Observer and the Constellation director appointed by EDFD, EDFD would agree to appropriate restrictions to address conflict of interest situations (identical to the provisions agreed to by MidAmerican) to ensure that such persons are appropriately screened from restricted national security data and such other restrictions that regulatory agencies reasonably request in connection with their review and approval of the transaction.

7

Annex C

NECESSARY NUCLEAR JOINT VENTURE REGULATORY APPROVALS

EDFI has carefully and thoughtfully structured a comprehensive set of strategies designed to ensure that there are no impediments to obtaining all regulatory approvals needed to consummate the nuclear joint venture transaction, including approvals of the Nuclear Regulatory Commission (“NRC”), the Committee on Foreign Investment in the United States (“CFIUS”), the Federal Energy Regulatory Commission (“FERC”), the New York Public Service Commission (“NYPSC”), and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”). EDFI does not believe that the transaction faces any significant regulatory obstacles, and we believe that all approvals can be obtained in six to nine months.

(1) The Maryland Public Service Commission

Unlike the MidAmerican transaction, which requires MPSC approval and which has faced opposition, the proposed acquisition of an interest in Constellation Energy Nuclear Group, LLC (“CENG” or the “Company”) would not require MPSC approval because neither CENG nor any of its subsidiaries are public service companies that are subject to the MPSC’s jurisdiction, and the MPSC does not have any jurisdiction to review the transfer of generation facilities.

(2) The Nuclear Regulatory Commission

Both the Mid-American transaction and the EDFI joint venture proposal will require NRC approval. From an NRC perspective, the only material distinction between the two proposals is that EDFl’s proposal would result in a foreign entity owning 50% of Constellation’s nuclear business. As a result, EDFI has structured its proposal to conform with existing NRC precedent for ownership of U.S. nuclear facilities by joint ventures involving foreign investors. This proposal is very similar to the proposal that we were discussing this past summer and should be familiar to Constellation. The details of EDFI’s proposed governance structure to address these foreign ownership issues are summarized below, and a more detailed description of this structure is separately attached.

Constellation Board Member

EDFI will appoint one member to Constellation’s Board of Directors. EDFI will agree to appropriate restrictions to ensure that this director is appropriately screened from restricted national security data and such other restrictions that the NRC or CFIUS reasonably requests in connection with their review and approval of the transaction.

Board of Directors

A Board of Directors (the “Board”) will be established for CENG to manage its operations. The Board will be composed of ten members (including a Chair). EDFI will

1

appoint five directors and Constellation will appoint the remaining five directors. The directors appointed by Constellation will be U.S. citizens. At least two of the Board members appointed by EDFI and two appointed by Constellation will be independent (i.e., not be an officer, employee or director of EDFI or Constellation). The Chair of the Board will be a U.S. citizen and will be independent and will be designated annually on an alternating basis by Constellation and EDFI from their independent director designees. The Chairman will not have a casting vote on tie votes. The Board will elect the CEO. The CEO and Chief Nuclear Officer of the Company will be U.S. citizens.

Special Security Committee

In order to assure the NRC that nuclear safety and security issues fall under the control of U.S. citizens, the Board of CENG will delegate the final decision authority over nuclear and security issues, as well as critical transmission infrastructure issues, to a Special Security Committee. The Special Security Committee also will be delegated final decision authority over any issues relating to foreign ownership or control raised by its Nuclear Advisory Committee (described below).

The Special Security Committee will consist of five directors, three of which will be appointed by Constellation from among its appointed Board members, and two of which will be appointed by EDFI from among its appointed directors. The Chair of the Special Committee will be one of the Committee members appointed by Constellation. At least one of the two directors appointed by EDFI to this committee will be a U.S. citizen and will also qualify as an independent director. At least one of the three directors appointed by Constellation to this committee will qualify as an independent director and all three directors appointed by Constellation will be U.S. citizens. Thus, at least four of the five members of the Special Security Committee will be U.S. citizens independent of EDFI. The Chair will vote on matters before this Special Security Committee only if there is a deadlock among the other four members.

Nuclear Advisory Committee

The Special Security Committee will be assisted by an advisory committee, the Nuclear Advisory Committee (“NAC”), which will be composed of prominent U.S. citizens who are not officers, directors, or other employees of Constellation or EDFI. The NAC will report to the Special Committee on issues of foreign ownership and control over nuclear operations. The NAC also will be authorized to report on such matters directly to the NRC, Department of Energy or other appropriate governmental authorities. Current members of the UniStar Advisory Board will be asked to provide the same function for CENG. Replacement members to this advisory committee will be appointed by the Special Security Committee. The NAC will inform the NRC of the removal or resignation of any member of the NAC and of the person selected to replace such member. At least once a year, the NAC will prepare a report to the Special Security Committee as to whether additional measures should be taken to ensure that Constellation remains in compliance with U.S. laws and regulations regarding foreign domination or control of nuclear operations and to assure that a decision of a foreign government could not adversely affect or interfere with the reliable and safe operations of any of the Company’s nuclear assets.

2

Nuclear Subsidiaries

The Boards of each of CENG’s subsidiaries that hold NRC power plant licenses will be composed of five directors; two appointed by EDFI; two by Constellation; with the fifth member being the CEO of the subsidiary appointed by the CENG Board, who also will act as Chairman of the Board. The directors appointed by Constellation, the CEO and the Chief Nuclear Officer of the subsidiary will be U.S. citizens. The CEO will vote only on nuclear security or safety issues brought to the subsidiary’s Board, and then only if there is a deadlock, at which time a decision may be taken in respect of a matter if three out of five directors (including the CEO) vote in favor.

NRC Precedent

The EDFI proposal is consistent with the NRC’s approval of the ownership by AmerGen of the Three Mile Island Unit 1, Oyster Creek and Clinton nuclear reactors. AmerGen was 50% owned by British Energy plc, a U.K. company and 50% by PECO Energy Company, a U.S. company. Half of AmerGen’s Board was appointed by PECO, and half by British Energy subject to the requirement that all PECO Board members must be U.S. citizens. The Chair of AmerGen’s Board was also a U.S. citizen. In considering the AmerGen structure, the NRC confirmed that a foreign entity may own (directly or indirectly) an interest in U.S. located nuclear power plants, provided that the foreign entity did not have the power to control nuclear security or safety issues and that the key officers responsible to the NRC were U.S. citizens. In other situations, the NRC has approved the use of a special committee of the Board of Directors controlled by U.S. citizens to assure that nuclear safety or security decisions were not controlled by foreign investors.

(3) The Committee on Foreign Investment in the United States

As an initial matter, EDFI will submit the transaction to CFIUS for a full investigation. EDFI is confident based on existing law and precedent that CFIUS will find that the proposed governance structure sufficiently addresses any national security concerns.

Under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, the President may prohibit or suspend an acquisition of or investment in a U.S. company by a “foreign person” if, after an investigation, he or she finds:

credible evidence that the foreign person might take action that threatens to impair the national security; and

other provisions of law do not provide adequate protection of national security.

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Executive Order 13456, which the President signed on January 23, 2008, also makes clear that CFIUS only “may seek to mitigate any national security risk posed by a transaction that is not adequately addressed by other provisions of law…” As discussed above, the Atomic Energy Act and NRC provide comprehensive and robust mechanisms to address foreign ownership of U.S. nuclear assets; therefore, other provisions of law provide adequate protection of national security and no further action is needed or permitted by CFIUS.

In addition, there are multiple examples of European companies taking ownership positions in U.S. utilities and, to EDFI’s knowledge, no serious concerns have ever been raised. Two recent examples include the purchase of the KeySpan Corporation of New York by National Grid of Britain, which received approval in 2007, and the acquisition of Energy East of Maine by Iberdrola of Spain, which closed in September 2008. Furthermore, EDFI’s recent acquisition of British Energy Group, Plc, a company owned 36 percent by the British government, is indicative of the high level of trust other governments have in EDFI.

(4) The Federal Energy Regulatory Commission

Both the MidAmerican and the EDFI nuclear joint venture proposal will require FERC approval under Section 203 of the Federal Power Act. The only difference between the two proposals from a FERC perspective is that MidAmerican owns considerably more generation than EDFI that is located in or near the PJM region where the bulk of Constellation’s generation capacity is located. Each proposal should be able to satisfy FERC’s standards and obtain approval in less than six months. EDFI notes in particular with respect to the EDFI transaction that the overlap of generation capacity between EDFI and Constellation is de minimis; EDFI will make the customary hold harmless commitments with respect to rates; the transaction will not affect the jurisdiction of FERC or of any State over Constellation or CENG, and the transaction does not raise any significant concerns about cross-subsidization given the small amount of merchant generation owned by EDFI.

(5) The Public Service Commission of New York

Both the MidAmerican transaction and EDFI’s proposal will be reviewed by the NYPSC with respect to the indirect transfer of control over the nuclear power plants owned by Constellation that are located in New York and operated as Exempt Wholesale Generators (“EWGs’”). Based on NYPSC precedents, EDFI believes that the transaction should qualify for an expedited review that focuses primarily on the impact of the transaction on wholesale competition in New York. Because EDFI does not own any power production facilities in New York, the transaction should have no effects on wholesale competition in New York. Regardless of whether the proposal qualifies for expedited review, there are no material differences between the EDFI nuclear joint venture proposal and the MidAmerican proposal that would cause them to be treated differently by the NYPSC, and EDFI does not anticipate any material issues that would be raised in the NYPSC’s review.

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(6) Review by the Department of Justice or the Federal Trade Commission under the Hart-Scott-Rodino Act

Both the MidAmerican transaction and EDFI’s nuclear joint venture proposal will be required to undergo review by either the Department of Justice or the Federal Trade Commission for its effect on competition pursuant to the HSR Act. This review is similar, but not identical to, the competition review that FERC conducts. Transactions that do not raise significant competition issues will be “cleared,” i.e. the competition review will terminate and the transaction allowed to go forward, in 30 days or less. MidAmerican’s proposal already has been cleared, and EDFI’s proposal also should be cleared in 30 days or less after its HSR Act filing is made.

(876344)

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Annex E

List of non-nuclear power generation assets subject to the put

Listed below are the non-nuclear power generation assets that EDFI is prepared to acquire through the put. For each asset, EDFI has determined a specific price at which Constellation has the option to put its interest in the respective asset to EDFI, subject to the terms and conditions of the Master Put Option and Membership Interest Purchase Agreement. The individual prices are included in the list below.

The assets can be put to EDFI in no particular order up to a total aggregate purchase price not to exceed $2 billion.

Assets	Price ($ millions)	Implied $/kw
Handsome Lake	$141	$525/kw
Brandon Shores	1,658	1,290
Perryman	162	455
ACE Cogeneration	57	1,769
Panther Creek / Colver Power	71	967
Sunnyside Cogeneration	23	892
Keystone	466	1,328
Conemaugh	290	1,601
Herbert A. Wagner 1 & 4	103	210
Herbert A. Wagner 2 & 3	562	1,231
C.P. Crane	334	868

Annex F

Pro forma liquidity availability analysis

EDFI and its advisors have reviewed Constellation’s current and projected liquidity sources and uses and assessed the potential pro forma impact of the EDFI transaction on Constellation’s net available liquidity. The analysis demonstrates that, through expected closing of the transaction, EDFI’s proposal provides liquidity to Constellation that is significantly exceeding the actual needs of the Company and sufficient to address the potential need to refinance all of the Company’s current bank facility lines.

In addition, Constellation has repeatedly and publicly stated that it intends to continue to reduce the scope and scale of its Global Commodities business, which could lead to additional liquidity sources by way of collateral releases or otherwise.

All information used in this analysis is based on publicly available information and in particular on disclosures made in Constellation’s latest 10K and 10Q filings, the November 6, 2008 3Q results presentation and the December 2, 2008 investor presentation.

Net available liquidity analysis	$ billions
Estimated net available liquidity on December 31, 2008	+3.4

Additional estimated liquidity sources not included in December 2008 estimate

•        Expected net proceeds and collateral releases from the sale of International Coal and Houston trading operations ($1.4 billion)

•        Expected net proceeds from sale of upstream gas assets ($0.3 billion)

+1.7

Downgrade collateral requirement cushion required by Ratings Agencies, pro forma for above referenced asset and business divestitures	(0.9)

Estimated net available liquidity in December 2008	+4.1

Estimated liquidity uses at termination of MidAmerican merger agreement • Termination fee ($0.2 billion) • Cash payment to MidAmerican for non-convertible portion of the preferred stock ($0.4 billion) • Refinancing of the MidAmerican senior note ($1.0 billion) • Cancellation of the MidAmerican asset put option ($0.4 billion) • Additional estimated collateral requirement from MidAmerican termination ($0.5 billion)	(2.4)

Estimated liquidity sources from EDFI transaction

•        EDFl preferred stock ($1 billion)

•        Estimated after tax proceeds from sale of 50% interest in nuclear power generation assets ($2.2 billion, net of initial preferred stock investment)

•        Estimated after tax proceeds from sale of non-nuclear power generation assets assuming exercise of $2 billion put ($1.4 billion)

+4.6

Estimated net available liquidity pro forma for EDFI transaction	+6.3

Additional estimated liquidity sources and uses between expected signing and closing of the EDFI transaction

•        Estimated initial margin and L/C collateral roll-off ($1.2 billion)

•        Refinance maturing September 2009 6.125% Fixed-Rate Notes ($0.5 billion)

•        Additional estimated cash uses ($0.6 billion)

+0.1

Estimated net available liquidity at expected closing	+6.4

Potential additional liquidity uses if sale of nuclear assets triggers covenants in existing bank facilities

•        UBS/RBS facility ($1.2 billion)

•        Three Constellation bank facilities with maturities in December 2009, July 2012 and December 2013 ($4.4 billion)

•        One BGE bank facility maturing in December 2011 ($0.4 billion)

0.0 to (6.0)

Estimated net available liquidity at closing if bank facilities require refinancing	+0.4 to +6.4

Note: numbers may not add due to rounding